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                            April 5, 2023

       Scott D. Drury
       Chief Executive Officer
       Southern California Gas Company
       555 West 5th Street
       Los Angeles, California 90013-1011

                                                        Re: Southern California
Gas Company
                                                            Registration
Statement on Form S-3
                                                            Filed March 29,
2023
                                                            File No. 333-270939

       Dear Scott D. Drury:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Michael Sullivan, Esq.